FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

•Earnings Increased 32% to $3.10 Per Share
•Home Sale Revenues Increased 10% to $3.8 Billion
•Closings Increased 11% to 7,095 Homes
•Home Sale Gross Margin Increased 50 Basis Points to 29.6%
•Net New Orders Increased 14% to 8,379 Homes
•Unit Backlog of 13,430 Homes with a Value of $8.2 Billion
•Repurchased $246 Million of Common Shares in the Quarter
•Quarter-End Cash Position of $1.8 Billion

ATLANTA - April 23, 2024 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2024. For the quarter, the Company reported net income of $663 million, or $3.10 per share. Reported net income for the quarter includes a $38 million pre-tax, or $0.14 per share, gain related to the sale of a joint venture, and a $27 million pre-tax, or $0.09 per share, insurance benefit recorded in the period. In 2023, the Company reported net income of $532 million, or $2.35 per share.

“PulteGroup reported outstanding financial results that included first quarter records for home sale revenues of $3.8 billion, gross margins of 29.6% and earnings per share of $3.10, all of which helped to drive a return on equity* of 27.3%,” said PulteGroup President and CEO Ryan Marshall. “Our strong financial performance reflects both favorable demand conditions and our balanced operating model that allows us to more effectively meet the individual needs of first-time, move-up and active-adult consumers.

“After more than a decade of underbuilding, it is estimated that our country has a structural shortage of several million homes,” added Marshall. “Given PulteGroup’s broad operating platform and deep product portfolio, along with the powerful incentive programs we can offer to help improve the overall affordability equation, we are well positioned to expand our market share while helping to provide much needed new housing stock.”

First Quarter Financial Results

First quarter home sale revenues for the Company increased 10% over the prior year to $3.8 billion. Higher revenues in the quarter reflect an 11% increase in closings to 7,095 homes, partially offset by a 1% decrease in average sales price to $538,000.

The Company’s home sale gross margin in the first quarter was 29.6%, which is an increase of 50 basis points over the first quarter of last year and a sequential gain of 70 basis points over the fourth quarter of 2023.

First quarter gross margins benefited from ongoing strength in homebuyer demand and a favorable geographic mix of homes closed in the period.

Reported SG&A expense in the quarter of $358 million, or 9.4% of home sale revenues, includes the $27 million pre-tax insurance benefit recorded in the period. Prior year SG&A expense was $337 million, or 9.6% of home sale revenues.

In the first quarter, the Company reported equity income from unconsolidated entities of $38 million, which includes the gain from the joint venture sale completed in the period. Pre-tax income for the quarter increased 24% over the prior year to $868 million.

Net new orders for the first quarter increased 14% over last year to 8,379 homes. The increase in net new orders for the period reflects both higher gross orders and a lower cancelation rate which fell to 10% of beginning period backlog, which is down from 13% in the first quarter of last year. In the quarter, the Company operated from an average of 931 communities, an increase of 6% over the prior year’s 879 communities.

The Company’s quarter end backlog was 13,430 homes valued at $8.2 billion.

In the first quarter, PulteGroup’s financial services operations reported pre-tax income of $41 million, up from pre-tax income of $14 million in the prior year period. Pre-tax income in the quarter benefited from higher closing volumes in the Company’s homebuilding operations, coupled with a more favorable operating environment. Financial services also benefited from higher capture across all business lines, including a capture rate of 84% in its mortgage operations, up from 78% in the prior year.

The Company repurchased 2.3 million of its common shares outstanding for $246 million, or an average price of $106.73 per share. The Company ended the quarter with a debt-to-capital ratio of 15.4%. Adjusting for the $1.8 billion of cash on its balance sheet at quarter end, the Company’s net debt-to-capital ratio was 1.7%.

A conference call to discuss PulteGroup's first quarter results is scheduled for Tuesday April 23, 2024, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Homebuilding
Home sale revenues	$3,819,586	$3,487,637
Land sale and other revenues	37,217	30,066
	3,856,803	3,517,703
Financial Services	92,357	57,938
Total revenues	3,949,160	3,575,641

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,689,087)	(2,472,329)
Land sale and other cost of revenues	(37,043)	(24,967)
	(2,726,130)	(2,497,296)

Financial Services expenses	(51,378)	(44,036)
Selling, general, and administrative expenses	(357,594)	(336,518)
Equity income from unconsolidated entities, net	37,902	2,513
Other income, net	16,683	1,818
Income before income taxes	868,643	702,122
Income tax expense	(205,667)	(169,863)
Net income	$662,976	$532,259

Per share:
Basic earnings	$3.13	$2.35
Diluted earnings	$3.10	$2.35
Cash dividends declared	$0.20	$0.16

Number of shares used in calculation:
Basic	211,837	225,127
Effect of dilutive securities	1,709	830
Diluted	213,546	225,957

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	March 31, 2024	December 31, 2023

ASSETS

Cash and equivalents	$1,719,562	$1,806,583
Restricted cash	46,527	42,594
Total cash, cash equivalents, and restricted cash	1,766,089	1,849,177
House and land inventory	12,107,212	11,795,370
Land held for sale	24,838	23,831
Residential mortgage loans available-for-sale	570,839	516,064
Investments in unconsolidated entities	204,117	166,913
Other assets	1,638,458	1,545,667
Goodwill	68,930	68,930
Other intangible assets	53,798	56,338
Deferred tax assets	61,949	64,760
	$16,496,230	$16,087,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$575,071	$619,012
Customer deposits	698,775	675,091
Deferred tax liabilities	336,780	302,155
Accrued and other liabilities	1,632,462	1,645,690
Financial Services debt	534,335	499,627
Notes payable	1,956,854	1,962,218
	5,734,277	5,703,793
Shareholders' equity	10,761,953	10,383,257
	$16,496,230	$16,087,050

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net income	$662,976	$532,259
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	37,428	28,152
Land-related charges	4,018	5,683
Depreciation and amortization	21,061	19,139
Equity income from unconsolidated entities	(37,902)	(2,513)
Distributions of income from unconsolidated entities	1,256	3,509
Share-based compensation expense	16,585	12,488
Other, net	(413)	50
Increase (decrease) in cash due to:
Inventories	(289,247)	(85,408)
Residential mortgage loans available-for-sale	(54,774)	256,360
Other assets	(108,132)	25,053
Accounts payable, accrued and other liabilities	(13,069)	(83,404)
Net cash provided by operating activities	239,787	711,368
Cash flows from investing activities:
Capital expenditures	(24,076)	(23,743)
Investments in unconsolidated entities	(3,955)	(1,117)
Distributions of capital from unconsolidated entities	3,398	2,216
Other investing activities, net	(2,256)	(1,570)
Net cash used in investing activities	(26,889)	(24,214)
Cash flows from financing activities:
Repayments of notes payable	(11,140)	(4,500)
Financial Services borrowings (repayments), net	34,708	(262,264)
Proceeds from liabilities related to consolidated inventory not owned	19,077	18,449
Payments related to consolidated inventory not owned	(32,511)	(10,099)
Share repurchases	(245,844)	(150,000)
Cash paid for shares withheld for taxes	(17,592)	(10,059)
Dividends paid	(42,684)	(36,380)
Net cash used in financing activities	(295,986)	(454,853)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(83,088)	232,301
Cash, cash equivalents, and restricted cash at beginning of period	1,849,177	1,094,553
Cash, cash equivalents, and restricted cash at end of period	$1,766,089	$1,326,854

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$7,251	$6,205
Income taxes paid (refunded), net	$1,015	$209

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
HOMEBUILDING:
Home sale revenues	$3,819,586	$3,487,637
Land sale and other revenues	37,217	30,066
Total Homebuilding revenues	3,856,803	3,517,703

Home sale cost of revenues	(2,689,087)	(2,472,329)
Land sale and other cost of revenues	(37,043)	(24,967)
Selling, general, and administrative expenses	(357,594)	(336,518)
Equity income from unconsolidated entities	37,902	2,513
Other income, net	16,683	1,818
Income before income taxes	$827,664	$688,220

FINANCIAL SERVICES:
Income before income taxes	$40,979	$13,902

CONSOLIDATED:
Income before income taxes	$868,643	$702,122

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

Home sale revenues	$3,819,586	$3,487,637

Closings - units
Northeast	285	337
Southeast	1,445	1,168
Florida	1,917	1,752
Midwest	990	757
Texas	1,328	1,308
West	1,130	1,072
	7,095	6,394
Average selling price	$538	$545

Net new orders - units
Northeast	441	385
Southeast	1,394	1,347
Florida	1,972	1,878
Midwest	1,274	1,083
Texas	1,454	1,424
West	1,844	1,237
	8,379	7,354
Net new orders - dollars	$4,698,659	$3,789,993

Unit backlog
Northeast	723	522
Southeast	2,195	2,085
Florida	3,847	4,767
Midwest	1,976	1,676
Texas	1,763	1,905
West	2,926	2,174
	13,430	13,129
Dollars in backlog	$8,198,788	$7,976,424

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
MORTGAGE ORIGINATIONS:
Origination volume	4,332	3,869
Origination principal	$1,755,046	$1,516,450
Capture rate	84.2%	78.3%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

Interest in inventory, beginning of period	$139,078	$137,262
Interest capitalized	30,620	31,802
Interest expensed	(21,597)	(27,793)
Interest in inventory, end of period	$148,101	$141,271

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	March 31, 2024	December 31, 2023
Notes payable	$1,956,854	$1,962,218
Shareholders' equity	10,761,953	10,383,257
Total capital	$12,718,807	$12,345,475
Debt-to-capital ratio	15.4%	15.9%

Notes payable	$1,956,854	$1,962,218
Less: Total cash, cash equivalents, and restricted cash	(1,766,089)	(1,849,177)
Total net debt	$190,765	$113,041
Shareholders' equity	10,761,953	10,383,257
Total net capital	$10,952,718	$10,496,298
Net debt-to-capital ratio	1.7%	1.1%